Exhibit 5.2

December 19, 2025

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, New York 10016

We have acted as special United States counsel to International Seaways, Inc., a corporation organized under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its subordinated debt securities, including subordinated debt securities convertible into other Debt Securities or Equity Securities (each, as defined below) (the “Subordinated Securities”), (ii) its senior debt securities, including senior debt securities convertible into other Debt Securities or Equity Securities (the “Senior Securities” and, together with the Subordinated Securities, the “Debt Securities”), (iii) its common stock, no par value (the “Common Stock”) and the related rights to purchase common stock (the “Rights”), (iv) its preferred stock, no par value (together with the Common Stock, the “Equity Securities”), (v) warrants to purchase Debt Securities (the “Debt Warrants”), (vi) warrants to purchase Equity Securities (together with the Debt Warrants, the “Warrants”) and (vii) units consisting of any combination of Debt Securities, Equity Securities and Warrants (the “Units” and, together with the Rights, the Debt Securities and the Warrants, the “Securities”).

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

International Seaways, Inc., p. 2

The Subordinated Securities are to be issued under an indenture to be entered into between the Company and The Bank of New York Mellon, as trustee (or another trustee to be named therein), at or before the time of issuance of the Subordinated Securities (the “Subordinated Indenture”). The Senior Securities are to be issued under an indenture, dated as of May 31, 2018, entered into between the Company and The Bank of New York Mellon, as trustee (the “Senior Indenture” and each of the Subordinated Indenture and the Senior Indenture, an “Indenture”). The Rights are to be issued pursuant to the Amended and Restated Rights Agreement, dated as of April 11, 2023 (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A. (the “Rights Agent”). The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein. The Units are to be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the Registration Statement. We have also reviewed the following documents:

(a)	the form of Subordinated Indenture filed as an exhibit to the Registration Statement;

(b)	the Senior Indenture; and

(c)	a copy of the Rights Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Subordinated Securities (including any Subordinated Securities to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms) will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Subordinated Indenture;

2. The Senior Securities (including any Senior Securities to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms) will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture;

3. Upon issuance of shares of Common Stock, the Rights associated with those shares of Common Stock will be validly issued;

4. The Warrants will be the valid, binding and enforceable obligations of the Company; and

5. The Units will be the valid, binding and enforceable obligations of the Company.

International Seaways, Inc., p. 3

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) we have assumed that at the time of the issuance, sale and delivery of each Security, the authorization thereof by the Company will not have been modified or rescinded and there will not have occurred any change in law affecting the validity, binding effect and enforceability of such Security, (c) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (d) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (a) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform in all material respects to the descriptions thereof in the Registration Statement and, in the case of the Debt Securities, to the terms of the applicable Indenture (as it may be amended or supplemented) or other agreement governing such Debt Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under, or breach of, any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and will take any other appropriate additional corporate action; (b) prior to the issuance of the Securities, the Company will have duly authorized, executed and delivered any applicable Indenture, which shall conform to the respective form thereof filed as an exhibit to the Registration Statement and which shall be qualified under the Trust Indenture Act of 1939, as amended, Warrant Agreement or Unit Agreement, as applicable, or other agreement necessary with respect to or governing such Securities or contemplated by such Securities or the Registration Statement, and will take any other appropriate additional corporate action; (c) any instruments or receipts evidencing the Securities and any agreement governing the Securities, as applicable, will be governed by the laws of the State of New York (including any relevant Warrant Agreement or Unit Agreement); (d) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities, the applicable Indenture, Warrant Agreement or Unit Agreement, as applicable, or any other agreement governing those Securities and in the manner contemplated by the Registration Statement; (e) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; (f) with respect to any Equity Securities to be issued upon conversion, exchange or exercise of any Securities in accordance with its terms, such Equity Securities will be validly issued, fully paid and non-assessable; and (g) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

International Seaways, Inc., p. 4

In rendering the opinions expressed in paragraphs 1 and 2 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

Insofar as the opinion in paragraph 3 relates to the valid issuance of the Rights, (a) our opinion addresses the corporate procedures used in connection with the issuance of the Rights associated with shares of Common Stock, and not any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety; (b) our opinion does not address whether a court of competent jurisdiction may require the Company’s board of directors (the “Board”) to redeem, terminate or take any other action with respect to the Rights or the Rights Agreement in the future based on the facts and circumstances then existing; (c) we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (d) with respect to Rights associated with shares of Common Stock to be sold pursuant to the Registration Statement, we have assumed that the Rights Agreement has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such shares of Common Stock.

We express no opinion regarding any Equity Securities, other than the Rights associated with the Common Stock, that may be underlying or received upon conversion or exercise of any other Security or included in the Units.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

With respect to our opinion expressed above as it relates to Securities denominated in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency we express no opinion as to the enforceability of such provision.

International Seaways, Inc., p. 5

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the use of our name in the Registration Statement and the related prospectus under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigation, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Helena K. Grannis
Helena K. Grannis, a Partner